SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ANNUAL REPORT OF FORM 10-K
Exhibit 18
PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
April 9, 2007
Board of Directors
Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, California 91406
Dear Directors:
We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.
We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and issued our report thereon dated April 9, 2007. Note 1 to the financial statements describes a change in accounting principle related to the change in the classification of certain short- term investments to cash and cash equivalents. It should be understood that the preferability of one acceptable method of accounting over another for the determination of the classification of those short-term investments as cash and cash equivalents has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.
Very truly yours,
PricewaterhouseCoopers LLP